Exhibit 99.1

MAGUIRE PROPERTIES’ NEW CEO PROVIDES

30-DAY UPDATE ON INITIATIVES

—Announces Senior Leadership Changes—

—Launches Orange County Asset Disposition Program—

—In Talks with EuroHypo Bank for Additional Financing—

LOS ANGELES, June 16, 2008 -- Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today that it has moved forward on a number of key initiatives since Nelson C. Rising was appointed as President and Chief Executive Officer last month. These steps include restructuring the Company’s senior management team, launching an Orange County asset disposition program, working to secure additional financing, and returning the Company’s headquarters to Downtown Los Angeles.

Mr. Rising commented, “Since being appointed CEO nearly 30 days ago, I have been focused on implementing a number of key initiatives designed to ultimately maximize value for our shareholders. As we begin carrying out these near-term actions, I expect our new management structure will create a more efficient and effective organization that allows us to be well coordinated in our efforts. Additionally, I am pleased to have concluded the move of the Company’s headquarters back to Downtown Los Angeles. Going forward, I believe the corporate culture will be enhanced through better communications and efficiencies, including cost savings, as we seek to address near-term challenges and build the long-term value of our excellent portfolio of Southern California properties including our outstanding assets in Downtown Los Angeles.”

Senior Management Changes

The Company is reorganizing its management team by making certain changes in its executive leadership. Douglas J. Gardner, recently appointed Executive Vice President, will focus on the Company’s operations and will undertake responsibility for the asset management, leasing, development, and human resources functions. Mark T. Lammas will continue to serve as Executive Vice President and will undertake responsibility for acquisitions, dispositions, financings and other transactional matters. In connection with these changes, Martin A. Griffiths, Executive Vice President and Chief Financial Officer, and Paul S. Rutter, Executive Vice President, Major Transactions, are stepping down from their positions effective June 30, 2008, and Mr. William H. Flaherty, Senior Vice President Marketing, is stepping down from his position effective July 11, 2008. The Company has commenced a search for a new Executive Vice President and Chief Financial Officer. In the interim, Shant Koumriqian, Senior Vice President and Chief Accounting Officer, will assume responsibility for accounting and reporting matters.

Orange County Asset Disposition Program

The Company has identified strategic near-term opportunities to reduce debt, eliminate debt service obligations and increase Funds from Operations by disposing of certain of its assets in Orange County, California. Proceeds will be used to pay down debt and for other general corporate purposes. Specifically, it has engaged Eastdil Secured to commence the marketing of Park Place, a 105-acre real estate campus that is expected to be fully developed over the next five to seven years. The mixed-use property is located in Irvine, California, adjacent to the San Diego 405 Freeway at Jamboree Road and Michelson Drive in the commercial center of Orange County. Active discussions have also been renewed or commenced with interested buyers for certain of the Company’s other Orange County properties.

New Financing

The Company also said that it is in advanced discussions with EuroHypo Bank, with whom it has an existing banking relationship, to obtain a short-term, floating-rate loan on its Pasadena-based properties, Plaza Las Fuentes and the Westin® Pasadena Hotel. Proceeds are expected to range between approximately $100 million to $110 million and will not be immediately deployed as they are intended to provide the Company with an additional liquidity cushion. The financing is expected to close in the third quarter of 2008. Any further capital programs will be determined at a future date and will be based in part on the amount of proceeds from and timing of the aforementioned Orange County asset disposition program, and the Company’s performance over time.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire

Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to effectively manage the Company’s growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with the Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 28, 2008. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558